EXHIBIT 10.1

Modelling Contract

WORKING AGREEMENT
between

Blue Fashion Corp.
operating as Model’s representative
and having an office at
Suite 1, 37 Svetozara Miletica
in the city of Zemun,
in the Republic of Serbia
(hereinafter referred to as "Blue Fashion Corp.")

and

Nina Vorkapic
(hereinafter referred to as "Model")

For and in consideration of the mutual promises herein contained, the parties hereby agree as follows.

1.
For the term of this agreement, Model hereby appoints and engages Agency to act as Model's exclusive personal manager in the fields of modelling, advertising and entertainment (hereinafter referred to as the "Fields").

2.
During the term hereof, Agency shall advise and counsel Model in the selection or consideration of career opportunities, booking agents, TV and journal editors, photographers, advertisers, and the selection or creation of vehicles for Model's talents. Agency shall further advise and counsel the Model in any and all matters pertaining to publicity, public relations, advertising, talents of Model, and shall advise and counsel the Model to the Fields, and will advise Model on composites (comp cards), and the formation of portfolio.

3.
Model agrees to seek Agency's counsel in regard to all matters concerning Model's endeavours in the Fields. Model shall advise Agency of all offers of employment submitted to Model and will refer all inquiries concerning Model's services to Agency.

4.
Agency is hereby granted the exclusive right to use and distribute and allow or license others to make use of and distribute Model's name, portrait and pictures in connection with the advertising and/or publicity of the Model in the Fields and in connection with the matters covered by this agreement.

5.	Agency may publicize that it is the exclusive personal manager for Model, and Agency may render similar services for others, and engage in other related business or ventures.

6.	Model agrees to provide Agency with current photographs, comp cards, and tear sheets/advertising, written or other related material for promotional use of Agency and Model.

7.
Model shall pay to Agency a sum equal to thirty per cent (30%) of all monies, fees or other contributions received by Model, directly or indirectly, under all contracts of employment entered into during the term specified in paragraph ten (10) and subsequently, paragraph eleven (11), including reuse and residuals, whether originated by Blue Fashion Corp. or not. Model hereby grants to Blue Fashion Corp. a limited Power of Attorney to collect all fees and monies earned or accruing to Model from all sources governed by this agreement and to remit to Model the net fee after deducting the aforesaid thirty per cent (30%) commission. This limited Power of Attorney includes the right of the Blue Fashion Corp. to deposit the proceeds in a company business account prior to remitting the balance to Model. Model agrees to instruct clients, producers, advertising agencies and/or union office in writing on the face of all job contracts or on the release model signs at the time of production to send all fees and monies due to Model directly to Blue Fashion Corp. and it’s legal or appointed representative. This limited Power of Attorney also authorizes Blue Fashion Corp. to sign Model releases on behalf of Model, and authorize reuse and residuals, whether originated by the company or not.

8.	It is understood and agreed that Model is in business for herself and is solely responsible for payment of any and all taxes, whether income, or otherwise.

9.	It is further understood and agreed that Blue Fashion Corp. is acting in a role of a manager only, and does not operate as an employment agency.

10.
The term of this agreement shall be made for a period of two (2) years, commencing at date stated below. Model may terminate this agreement with thirty (30) days written notice, delivered by registered mail to the address listed on the face of this document. If termination notice is received after a booking or placement has been arranged, Model agrees to honour that booking/placement or else reimburse Agency for any and all costs incurred or revenue forfeited (including such revenue which may be owing to a client due to incurred expenses as a result of Model's cancellation).

11.	In the absence of termination notice, this agreement shall continue to be renewed from year-to-year on the anniversary date.

12.
Model is aware that Blue Fashion Corp. is entitled to receive a service charge from some or all of the clients who utilize Model's services. Model and Blue Fashion Corp. agree that this service charge will not affect Model's reimbursement.

13.
In acting as Model's manager, it is understood that Blue Fashion Corp. will use reasonable efforts to assist Model to obtain sub-agency placement outside the region of Serbia and the Balkans. In such cases it is understood that with respect to such engagements, Model need not compensate Blue Fashion Corp. as provided in Paragraph 7 hereof, although it is understood that Blue Fashion Corp. may be entitled to receive compensation from such other sub-agencies.

14.
Model agrees to conduct herself with propriety and dignity, and to do nothing on an engagement or otherwise that may tend to injure the reputation and goodwill of Model or the corporation, nor to do any act or thing which impairs Model's capacity to at all times fully comply with the terms of this agreement, or which impairs Model's physical or mental qualities and abilities. Model further agrees to abide by all standard rules and policies of Blue Fashion Corp. with regard to behaviour on castings and engagements. Agency may, upon five (5) days notice to Model terminate this agreement for breach of this paragraph.

15.
Model understands and agrees that Model shall not, while this agreement is in force, enter any modelling and/or acting contest or competition organized or sponsored by any company other than Blue Fashion Corp., or sign and contest agreements unless Model has the written permission of the company. Model further agrees that in the event any company other than Blue Fashion Corp. offers free training or free out-of-town excursions in connection with the modelling or acting business, Model will, before accepting any such prize, consult with, and obtain the written permission of blue Fashion Corp. and I’s legal representative.

16.	A waiver by either of the parties hereto of a breach of any of the provisions herein shall not be deemed a waiver of any subsequent breach or a modification of such provision.

17.
It is understood and agreed that Model's services are extraordinary and unique and there is no adequate remedy at law of a breach of this agreement by Model, and that in the event of such a breach or threatened breach, Blue Fashion Corp. shall be entitled to equitable relief by way of injunction or otherwise, provided however that nothing herein shall be construed as a waiver of any or all rights which Agency may have for damages in an action at law or in equity or otherwise.

18.
This covenant sets forth the entire agreement between the parties. Should any provision(s) of this agreement be held to be void or not enforceable, such provisions shall be deemed omitted and this agreement with such provision omitted shall remain in full force and effect. No modification, alteration or amendment of any provisions contained herein shall be valid or binding unless in writing executed by both parties hereto. Both parties warrant that in entering into this agreement they have not been induced by, and are not relying on, any promises, representations or warranties not set forth in writing.

19.	Model warrants that no other binding agreement is in force with any other party, which would supersede this agreement.

20.	This agreement shall be binding upon both parties hereto, their heirs, successors, assigns, etc.

BY SIGNING BELOW, BOTH PARTIES AGREE TO THE TERMS CONTAINED WITHIN THIS AGREEMENT, AND ACKNOWLEDGE UNDERSTANDING OF THE TERMS CONTAINED HEREIN.

Nina Vorkapic	BLUE FASHION CORP.

Model's Name	Company Name

/s/ Nina Vorkapic 1.21.2013	January 21, 2013
Model's Signature and date	Company Legal Representative’s Signature/ date

Proke Jovkica 9	Suite 1, Svetozara Miletica 37
Street Address	Street Address

Veternik, Vojvodina 21203, Serbia	Zemun 11080, Serbia
City, Province, Code	City, Province, Code

If applicable:

I/We, the parents of __________________, who is a minor under the age of eighteen (18) years, have read the above agreement and acknowledge that both we and our son/daughter ___________________, have entered into this agreement with an understanding of its terms and conditions.

Parent/Guardian Signature

Street Address

City, Province, Code